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Exhibit 8.1

October 14, 2020

GS Finance Corp. c/o The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282 The Goldman Sachs Group, Inc. 200 West Street New York, New York 10282

Ladies and Gentlemen:

GS Finance Corp., a Delaware corporation (the “Company”), and The Goldman Sachs Group, Inc., a Delaware corporation (the “Guarantor”), filed with the Securities and Exchange Commission (the “Commission”) on July 1, 2020 a registration statement on Form S-3 (File No. 333-239610) (as amended through the date hereof, the “Registration Statement”), registering under the Securities Act of 1933 (the “Act”), among other securities, an unspecified principal amount of the Company’s warrants and the Guarantor’s guarantees thereof. On the date hereof, the Company and the Guarantor filed a prospectus supplement (the “Prospectus Supplement”) with the Commission specifically relating to the offering from time to time of the Company’s warrants titled “Warrants, Series G” (the “Warrants”) and the Guarantor’s guarantees thereof (the “Guarantees”). The Prospectus Supplement constitutes a supplement to the related prospectus of the Company and the Guarantor dated July 1, 2020 that formed part of the Registration Statement. As indicated under the heading “United States Taxation” in the Prospectus Supplement, we, as United States tax counsel to the Company and the Guarantor in connection with the Warrants and the Guarantees, intend to discuss the United States federal income tax consequences of owning any particular Warrant in the prospectus supplement or pricing supplement relating to the offer and sale of such Warrant.

If a prospectus supplement or pricing supplement relating to the offer and sale of any particular Warrant is prepared and filed by the Company and the Guarantor with the Commission on a future date and the prospectus supplement or pricing supplement contains our opinion and a reference to us, we confirm that such opinion is our opinion, subject to the qualifications and limitations set forth therein, and we consent to the filing of such opinion, the reference to us in such opinion and the incorporation by reference of such opinion into the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Very truly yours,

/s/ Sidley Austin LLP